Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER FISCAL 2021 RESULTS

— Issued Senior Secured Notes Due 2025, Enhancing Financial Flexibility and Liquidity —

— Commenced Store Liquidations Associated with Closing of Wilsons Leather and G.H Bass Stores —

— GAAP Loss Per Share of $(0.31) is inclusive of $(0.53) Per Share Losses Related to Wilsons Leather and G.H. Bass Store Operations —

— Expects Net Sales to Decline in the Range of 28% - 33% in the Second Half of the Fiscal Year Compared to the Same Period Last Year —

New York, New York – September 9, 2020 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the second quarter of fiscal 2021 ended July 31, 2020.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “The pandemic has had a major impact on the fashion industry and our second quarter results. Our customers now prefer casual, comfortable and functional attire. Through our broad range of brands and product categories, G-III is able to capitalize on these changing trends. We have reset our order book for the balance of the year and shifted our product assortment to athleisure, jeans, casual sportswear and coats.”

Mr. Goldfarb concluded, “We refinanced our balance sheet and extended the maturity of our revolving credit facility and term debt to 2025. In addition, the closure of Wilsons Leather and G.H. Bass stores, expected to be completed by the end of this fiscal year, will result in the elimination of significant operating losses. I am confident that as we navigate through the pandemic, our financial strength and dedicated management team will further advance our leadership position and set the stage for future market share gains.”

Net sales for the second quarter ended July 31, 2020 decreased 53.8% to $297.2 million from $643.9 million in the same period last year. The Company reported a net loss for the second quarter of $15.0 million, or $(0.31) per share, compared to net income of $11.1 million, or $0.23 per diluted share, in the prior year’s comparable period.

As previously announced, the Company is restructuring its retail operations segment, which includes permanently closing 110 Wilsons Leather and 89 G.H. Bass stores.  Like most retail stores, these stores were closed in mid-March in connection with the COVID-19 pandemic and did not begin to reopen until June. Net sales for the second quarter ended July 31, 2020 for the Wilsons Leather and G.H. Bass portion of our retail operations segment were $19.7 million compared to $53.6 million in the same period last year.

Included in the Company’s net loss for the quarter are net losses from the Wilsons Leather and G.H. Bass operations of $25.6 million, or $(0.53) per share, compared to $6.3 million, or $(0.13) per share, in the prior year’s comparable period. The results for each period reflect direct store operations including impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution expenses. The results for the current period also include the impact of the pandemic and the commencement of the liquidation of the Wilsons Leather and G.H. Bass stores. These operating results for Wilsons Leather and G.H. Bass are presented solely to provide the historical operating results of the portion of the Company’s retail operations segment that is being restructured and are not intended to be used to develop expectations for future results of the Company or to indicate any future level of profitability of the Company.

Outlook

The Company expects net sales to decline in the range of 28% - 33% in the second half of its fiscal year compared to the same period last year. As the developments associated with the COVID-19 pandemic continue to be fluid and there is significant uncertainty related to the impact of the pandemic, the Company is not currently providing any additional guidance.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G.H. Bass, Eliza J, Jessica Howard, Andrew Marc and Marc New York. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. Through its retail subsidiaries, G-III operates retail stores under the DKNY, Wilsons Leather, G.H. Bass, Vilebrequin, Karl Lagerfeld Paris and Calvin Klein Performance names. Subsequent to completion of the restructuring of its retail operations segment, G-III will, through two of its wholly-owned subsidiaries, continue to operate stores under the DKNY and Karl Lagerfeld Paris names. G-III, through wholly owned foreign subsidiaries, will also continue to operate stores under the Vilebrequin name.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; restructuring plans; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks related to the COVID-19 outbreak, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, risks related to our indebtedness, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks associated with the restructuring of our retail operations segment, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(Nasdaq: GIII)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2020	2019	2020	2019

	(Unaudited)

Net sales	$297,212	$643,892	$702,343	$1,277,444
Cost of goods sold	162,519	412,123	443,249	809,611
Gross profit	134,693	231,769	259,094	467,833

Selling, general and administrative expenses	122,102	196,448	276,722	398,307
Depreciation and amortization	9,691	9,789	19,558	19,262
Asset impairments, net of loss (gain) on lease modifications	14,302	(1,393)	17,489	(2,222)
Operating profit (loss)	(11,402)	26,925	(54,675)	52,486

Other income (loss)	1,943	(751)	(113)	(1,399)
Interest and financing charges, net	(9,177)	(10,785)	(19,556)	(21,105)
Income (loss) before income taxes	(18,636)	15,389	(74,344)	29,982

Income tax expense (benefit)	(3,660)	4,270	(20,073)	6,820
Net income (loss)	$(14,976)	$11,119	$(54,271)	$23,162

Net income (loss) per common share:
Basic	$(0.31)	$0.23	$(1.13)	$0.48
Diluted	$(0.31)	$0.23	$(1.13)	$0.47

Weighted average shares outstanding:
Basic	48,214	48,450	48,121	48,619
Diluted	48,214	49,116	48,121	49,436

Selected Balance Sheet Data (in thousands):	At July 31,
	2020	2019

	(Unaudited)

Cash and cash equivalents	$252,798	$39,568
Working capital	701,305	754,992
Inventories	574,767	842,136
Total assets	2,269,814	2,712,436
Long-term debt	408,720	553,118
Operating lease liabilities	231,983	346,929
Total stockholders' equity	1,237,749	1,167,820

SELECT STATEMENT OF OPERATIONS DATA OF WILSONS LEATHER AND G.H. BASS STORES

(In thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2020	2019	2020	2019

	(Unaudited)

Net sales	$19,667	$53,596	$38,961	$106,184

Operating loss (1)	(35,128)	(8,585)	(56,366)	(18,848)

Loss before income tax benefit	(35,128)	(8,585)	(56,366)	(18,848)

Net loss, net of income tax benefit	$(25,643)	$(6,267)	$(41,147)	$(13,759)

Net loss per common share:
Basic	$(0.53)	$(0.13)	$(0.86)	$(0.28)
Diluted	$(0.53)	$(0.13)	$(0.86)	$(0.28)

The table above reflects the four wall operations of Wilsons Leather and G.H. Bass stores, which are included in the consolidated operating results of the Company. As part of our retail restructuring, we are in the process of closing all of these stores. The operations of these stores currently consist of liquidation sales that we anticipate will be completed before the end of the current fiscal year.  The results for this portion of our retail segment include impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution center expenses.  Corporate overhead charges, shared administrative expenses and shared distribution center expenses have been excluded as these expenses will continue to be incurred by the Company notwithstanding the restructuring of its retail operations segment. The Company continues to evaluate to what extent these expenses might be able to be reduced upon the completion of the restructuring. No interest expense has been allocated in calculating these operating results. The tax rate used assumes the same overall effective rate that is reflected in the Company’s consolidated financial statements. The table above also reflects the results of operations of the Company’s four Calvin Klein Performance stores that are being closed as part of the retail restructuring. The operating results of the four Calvin Klein Performance stores are also included in the consolidated operating results of the Company.

(1)	Includes $17.9 million, $(1.4) million, $16.9 million, and $(2.2) million of impairment charges, net of gains on lease modifications, recorded during the quarters ended July 31, 2020 and 2019, and the six month periods ended July 31, 2020 and 2019, respectively.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

VP of Investor Relations and Treasurer

(646) 473-5157

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235